EXHIBIT 16.1

PLS CPA, A PROFESSIONAL CORP.

4725 MERCURY STREET #210, SAN DIEGO, CA 92111

TELEPHONE: (858) 722-5953 FAX: (858) 761-0341 FAX: (858) 433-2979

EMAIL: changgpark@gmail.com

October 1, 2018

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Dear Sirs/Madams:

The undersigned, PLS CPA, A Professional Corp., previously acted as independent accountants to audit the financial statements of Medico International, Inc. (the “Company”). We are no longer acting as independent accountants to the Company.

This letter will confirm that we have read Item 4.01 included in the Form 8-K dated August 1, 2018 of the Company to be filed with the Securities and Exchange Commission and are in agreement with the statements related to our firm.

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K.

Very truly,

/s/ PLS CPA, A Professional Corp.